EXHIBIT 10.15

September 13, 2010

Dear Nancy,

On behalf of RBS Citizens, N.A. (“RBS” or “the Company”), I am pleased to offer you the position of Chief Risk Officer, Citizens Financial Group, Group Executive, beginning on September 27, 2010 (“Start Date”). The role reports dually, to the Group Deputy CRO and to the Chairman and CEO of Citizens Financial Group, Inc. and RBS Americas. In addition, this role has a reporting relationship to the RBS Americas Chief Risk Officer for the purposes of regional oversight and coordination.

1.	Position and Function

You shall be based in Providence, Rhode Island and at any time thereafter within a 50 mile radius. Your employment may require domestic and international travel appropriate to your duties and responsibilities. RBS reserves the right to transfer your employment to any existing or future parent, subsidiary, affiliate, division, branch of RBS or their respective successors, (collectively “affiliate”). During your employment, you will devote your full time and best professional efforts to providing services to RBS and its affiliates, including The Royal Bank of Scotland, plc located in North America, and The Royal Bank of Scotland Group Plc (“the Group”).

2.	Compensation

2.1.	Base Salary. You will be paid a base salary of $575,000 per annum, payable in bi-weekly installments as it is earned. Your salary will be reviewed annually.

2.2.	You will be eligible to take part in your business unit’s bonus / incentive program (“the Bonus Program”), The Bonus Program rewards performance during the financial year from January 1 to December 31, and is based on achievement against a mix of targets, which may include personal, team, business, Company targets and external economic considerations. The Bonus Program is subject to change at the discretion of the Company and incorporates the terms of any Company deferred bonus plan which may be in effect from time to time. Please be advised that any Bonus Award will be subject to the payment terms and schedule set forth in the Company’s deferred bonus plan then in effect for similarly situated employees including the nature of award, any deferral, vesting and/or reduction provisions associated with such plan. Any decisions with respect to whether or not to make an award to you under the Bonus Program, and the nature, amount and/or timing of any such award shall be at the sole discretion of the Company. Currently the target discretionary award for your position is 200% of your annual base salary with a maximum of 250% of your annual base salary.

2.3.	2010 Guaranteed Discretionary Award. Notwithstanding the above, for calendar year 2010 only, provided you have not been terminated for Wrongful Conduct (as defined below) prior to the day the Company pays or grants any award to all employees generally, in 2010, the Company will allocate you a minimum of $1,150,000 into the Company’s Deferral Plan then in effect (the “2010 Guaranteed Discretionary Award”). Please be advised that the 2010 Guaranteed Discretionary Award will be subject to the payment terms and schedule set forth in the Company’s Deferral Plan then in effect for similarly situated employees including the nature of award, any deferral, vesting and/or reduction provisions associated with such plan.

2.4.	Stock Buy-Out. As a result of joining the RBS Group and in recognition of the forfeited value in association with Citigroup’s stock schemes you are eligible for the following conditional award (“Conditional Award”). The Conditional Award will be subject to you providing proof (in a form acceptable to the Group) of the existence and forfeiture of such entitlements as a result of your employment at RBS.

The Conditional Award will be granted pursuant to the 2010 RBS Long Term Incentive Plan (“2010 LTIP”) in the form of shares. The Conditional Award will be awarded in accordance with the following schedule:

Date	Number of Shares
1/20/2011	43,428
1/20/2012	29,500

Please be advised, the Conditional Award will be subject to the terms of the 2010 LTIP (including but not limited to those terms concerning the cessation of employment), whether implemented before or after your contract commences. The Company reserves the right to change the rules of the 2010 LTIP, or to cancel or replace it, at any time (including, for the avoidance of doubt, during any financial year) in its sole discretion and, for the avoidance of any doubt, such change may have a retrospective effect.

If within 12 months of your start date with the RBS Group your employment terminates (or notice to terminate your employment is given by either party) on the grounds of or in circumstances involving:

•	gross misconduct; or

•	gross negligence; or

•	performance in circumstances where your acts or omissions cause a material breach of regulatory requirements; or

•	performance in circumstances where your acts or omissions cause material damage to the reputation of the RBS Group; or

•	performance in circumstances where your actions or omissions have caused a material financial misstatement such that the results for the business unit or profit centre in which you work have subsequently appeared materially inaccurate or misleading; or

•	performance in circumstances where the business unit or profit centre in which you work has made a loss out of business that could reasonably have been risk-managed by you,

you will be responsible for repaying any installments of the Conditional Award that have been received by you (following any applicable tax and other statutory deductions) to the RBS Group within 14 calendar days of the date of termination of your employment.

If before the final installment is paid your employment has terminated (whether or not in accordance with this offer letter) or either party has given notice to terminate your employment for any of the reasons, or in any of the circumstances, set out above you will not be entitled to receive any of the outstanding installments of the Conditional Award.

The Company also reserves the right to withhold vesting of the Award pending the outcome of any disciplinary procedures relating to any matter or matters which the Company could treat as grounds for termination of employment. If you are subsequently dismissed or resign for any reason other than one of the “good leaver” exceptional circumstances set out in the LTIP, you will not be entitled to receive any unvested awards of RBS Group shares under the Award (including, for the avoidance of doubt, the unvested award that has been withheld pending the outcome of the disciplinary procedure) and may have to repay the full value of any RBS Group shares already received by you as set out in the preceding paragraphs.

In the event of any conflict, the rules of the 2010 LTIP shall take precedence over the terms of this letter.

2.5.	Long Term Incentive Award. You will be eligible to participate, at the sole discretion of the Royal Bank of Scotland Group Remuneration Committee, in The Royal Bank of Scotland Long Term Incentive Plan (the ‘’LTIP’’). Your eligibility for participation will be in line with the normal practice for the RBS North American businesses. Eligibility does not guarantee your receipt of an Award. Notwithstanding the above, for calendar year 2010 only, provided you have not been terminated for Wrongful Conduct (as defined below) prior to the day the Company grants any award to all employees generally (expected to be in April 2011), the Company will grant you a minimum long-term incentive award of 73% of your annual base salary under the long-term incentive plan then in effect (the “2010 Guaranteed LTI Award”), Please be advised that the 2010 Guaranteed LTI Award will be subject to the terms set forth in the Company’s LTIP then in effect for similarly situated employees Including the nature of award, vesting and/or reduction provisions associated with such plan. In the unlikely event that the RBS Group Remuneration Committee does not approve an LTIP for awards in 2011, an award of equivalent value to the 2010 Guaranteed LTI Award will be made in an alternative form.

2.6.	Taxes and Other Withholdings. Where applicable, all amounts of compensation paid to you shall be paid subject to applicable income and employment taxes and other required withholdings.

3.	Benefits

All benefit plans are subject to modification or termination at the Company’s discretion.

3.1.	The paid time off (PTO) policy is designed to ensure that all employees are allowed time away from work, Your PTO entitlement will be 27 days. For 2010, you are eligible for a pro-rated portion based on the 1st of the month following the month you are hired as long as your Start Date is on or before September 30.

3.2.	You will also be eligible for other benefits, which shall be subject to the Human Resources policies applicable to RBS employees as may be amended from time to time. You are eligible to participate in the RBS employee benefits program, which includes but is not limited to medical, dental, disability, accident and life insurance coverage, as well as a 401(k) Retirement Savings Plan, in accordance with the terms and conditions of the applicable plan documents. Some of these plans require contributions for coverage that are made through payroll deductions.

You will receive a Notice to Enroll approximately two weeks after your Start Date, along with detailed Information about your eligibility and online enrollment instructions at www.RBSAmericasHR.com

3.3	If, within 36 months of your Start Date, the Company terminates your employment for any reason other than Wrongful Conduct or serious underperformance, or you resign due to any substantive change in your role or reporting line, you will be eligible to receive a lump sum severance payment equal to 12 months of your Base Salary in effect as of your Termination Date. Notwithstanding the above, prior to the Company terminating your employment for serious underperformance during the first 36 months of your employment, the Company shall give you notice of the basis for the Company’s view that you are seriously underperforming and give you 30 days to cure such serious underperformance. If the serious underperformance is not cured, the Company may terminate your employment and you will not be severance eligible. This cure period does not change your status as an at-will employee nor does it impact your right, or the Company’s right, to terminate the employment relationship at any time.

Payment of severance benefits will be made on the sixtieth day (60th) following your Termination Date provided that you have executed and not revoked a release in a form provided by the Company. It is agreed that to the extent the release contains a restrictive covenant provision of any kind, such restrictive covenant shall be no more onerous than any restrictive covenant you have already agreed to with the Company as of the date you execute the release.

3.4	If you choose to relocate during the first year of your employment, you will be eligible to receive the benefits outlined in the Executive Relocation Program in effect as of your Start Date. In the event that you relocate during the second year of your employment, you will be eligible to receive the benefits outlined in the Executive Relocation Program that is then in effect.

4.	Non-solicitation

You agree that during your employment and for 365 days following your termination of employment for any reason, you will not directly or indirectly solicit (through any person, corporation, partnership or other business entity of any kind), hire, recruit, induce, entice, influence, encourage, or assist in soliciting or hiring, any person who is employed during such period by RBS or its affiliates; nor will you directly or indirectly induce any such person to: (a) terminate his or her employment or (b) accept employment with anyone other than RBS or its affiliates.

You also agree that during your employment, including your Notice Period (as more fully defined below), and for 365 days following your termination of employment for any reason, you will not directly or indirectly (through any corporation, partnership or other business entity of any kind) solicit, assist in soliciting for business or entice away or in any manner attempt to persuade any client or customer or prospective client or customer to discontinue or diminish his, her or its relationship or prospective relationship with the Company, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than the Company, The restrictions in this paragraph shall apply only: (1) to clients, customers or prospective clients or customers introduced to you by RBS, its affiliates or its parent the RBS Group; or (2) any customer of RBS or its affiliates (whether introduced to you through RBS, its affiliates or its parent the RBS Group, or previously known to you) with whom you had contact during your employment by RBS (including your Notice Period); or (3) any customer or client of RBS whose identity as a client or potential client became known to you as a result of your employment at RBS.

You agree that the provisions of the preceding paragraph are reasonable and that in the event you violate any of them, you acknowledge that RBS will be subject to irreparable harm entitling it, in addition to statutory or common law remedies, to Immediate injunctive or equitable relief. You hereby acknowledge that, but for these provisions, RBS would not agree to the financial commitment contemplated by this offer letter.

5.	Termination for Wrongful Conduct

For purposes of the above, “Wrongful Conduct” means: (a) your conviction of or plea of guilty or nolo contendere to a felony or to a misdemeanor involving dishonesty or breach of trust; (b) your willful misconduct or negligence in the conduct of your duties, including the willful failure to abide by reasonable instructions of RBS management; (c) a determination by RBS that you have violated federal or state securities laws or regulations or banking laws or regulations; (d) fraud or embezzlement against RBS, its affiliates and/or its clients; (e) a determination by RBS that you have committed a material violation of compliance policies, ethical standards or have committed a violation of the Group’s Global Code of Conduct; or (f) a determination by RBS that you have engaged in conduct which is materially injurious to the business or reputation of RBS or its affiliates.

6.	Confidentiality

As a condition of your employment, you will be required to sign our Declaration of Secrecy on your first day of employment or on a move to a new employer within the Group and have this witnessed by a member of staff. You are required to comply with its terms at all times, including after the termination of your employment.

7.	Credit Checks

The Group reserves the right to carry out searches about you through credit reference agencies or through our own customer records at any time during your employment. We will only retain the information about you which we obtain from these searches for as long as we need. You have the right of access to your personal records held by credit reference agencies. We will supply their names and addresses upon request, to help you to exercise your right of access to those records.

In signing this employment offer you hereby give permission for the Group or its subsidiary companies and/or their appointed agents to carry out such credit reference searches in relation to you, including searches of customer credit records, during the term of your employment, as it considers necessary from time to time for the purposes set out in this clause. To the extent required under applicable law, your written consent will be obtained each time any such credit check is to be undertaken with a credit reference agency.

8.	Notice of Intent to Leave

You agree that you will provide RBS with 30 days prior written notice of your intent to leave the employ of RBS for any reason (the “Notice Period”). From the date that you notify RBS of your intent to leave your employment to the last day of your employment (your “Termination Date”), you will continue to be an employee and you will continue to be entitled to receive your Base Salary (but not a Discretionary Award). Your fiduciary duties and other obligations as an employee of RBS will continue and you will cooperate in the transition of your responsibilities. RBS shall, however, have the right, in its sole discretion, to direct that you no longer come in to work.

9.	Employment During Notice - Garden Leave

9.1.	At any stage during your Notice Period we may instruct you to remain away from work on garden leave. We have absolute discretion to do this without any requirement to give you a reason.

9.2.	If you are placed on garden leave;

9.2.1.	you must be available for work but we are not obliged to provide you with any work and may require you to perform different, but substantially related, duties/tasks from your normal duties;

9.2.2.	you will continue to receive your Base Salary and benefits;

9.2.3.	you will not be entitled to any discretionary and performance related Discretionary Award or incentive payments - these will not accrue while you are not carrying out your normal duties;

9.2.4.	you may not contact or attempt to contact without our prior written consent, any client, customer, agent, professional adviser or broker of any company in the Group, and

9.2.5.	all other terms of your employment will remain in full force and effect until the end of the Notice Period.

10.	Policies and Procedures

The Group has adopted a number of employment and business policies and procedures. These exist to ensure the business operates effectively and for the welfare and interests of our staff. You will have access to all of our policies and procedures when you join us on the Group’s intranet or from your line manager. You must familiarize yourself with them and you agree to be bound by them.

We reserve the right to change existing policies and procedures or introduce new ones from time to time, Information about new policies and procedures or changes to existing ones will be communicated through the Group’s intranet and employee communications.

11.	Governing Law and Interpretation

This offer shall be governed and conformed in accordance with the laws of the state of Massachusetts without regard to its conflict of laws provisions. Should any provision of this offer letter be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this offer letter in full force and effect.

12.	Employee Representation

12.1.	In accepting this offer, you represent and warrant to RBS that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with RBS or which would result in any additional payment from RBS. You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and shall not use or disclose such information in performing your duties for RBS.

12.2.	You understand that as a condition of your employment, you will be asked to complete various benefit and legal forms, including an acknowledgement of policies and procedures, specifically the Global Code of Conduct. You will also need birth dates and social security numbers of any dependents you wish to cover under the benefits program.

You will receive an e-mail instructing you to complete an Electronic Communications Agreement, Notice and Authorization form and the Personal Information sections of your online application within 24 hours. The Notice and Authorization form authorizes us to start the background check process.

Please note that this offer is contingent on the results of the background check being satisfactory to RBS, as well as your successful completion of all facets of RBS’ pre-employment screening process, which may include, among other things, RBS’ receipt of satisfactory references. Please be advised that this offer may be withdrawn or your employment terminated in the event that the results of your background check or any facet of your screening process is unsatisfactory to RBS.

This offer is also contingent upon your ability to provide documents which prove your identity and demonstrate your authorization to work in the United States, in compliance with the Immigration Reform Act. A list of acceptable documentation is included in the enclosed materials. Please be prepared to provide this information on your first day of employment. Federal law requires that, if this documentation is not provided within 3 business days of your Start Date, you will be removed from the payroll.

Please note that employment with RBS is at-will, meaning that you may be terminated at any time with or without cause, and with or without notice, and nothing in this letter should be construed as creating a contract of employment for a fixed duration.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to us by September 20, 2010 via fax to [—].

This offer letter, along with its attachments, the documents referenced herein, and any and all policies promulgated by the Company, comprise the entire understanding between you and the Company regarding the terms and conditions of your employment with the Company, and fully supersede any and all prior verbal or written communications regarding those terms and conditions that are not outlined herein including but not limited to any representations related to any discretionary or performance-related award or incentive or other compensation. The terms of this letter may not be altered, modified, or amended except by written instrument signed by you and approved by a duly-authorized representative of the Company, which attaches a copy of this letter. No verbal promises may be made by any officer or employee of the Company as to eligibility for or the guarantee of any receipt of any discretionary and/or performance-related awards in association with the Discretionary Award Program or any other types of incentive payments or awards.

Nancy, congratulations. We look forward to you joining the team.

Kind regards,

/s/ Susan M. Mason

Susan Mason

RBS Citizens, N.A.

Accepted and Agreed:
/s/ Nancy Shanik

Nancy Shanik

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